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                 August 8, 2022

       Gary Campbell
       Chief Executive Officer
       Cytta Corp.
       5450 W Sahara Avenue, Suite 300A
       Las Vegas , NV 89146

                                                        Re: Cytta Corp.
                                                            Registration
Statement on Form S-1
                                                            Filed July 27, 2022
                                                            File No. 333-266345

       Dear Mr. Campbell:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Lance Brunson